EXHIBIT 10.20

This agreement (the "Agreement") is entered into between Atomic Pop LLC, a Delaware limited liability company having its principal place of business located at 1447 Cloverfield Blvd., Santa Monica, CA 90404 ("Atomic Pop") and CDKnet, LLC, a New York limited liability company having its principal place of business located at 260 West 57th Street, Suite 1101, New York, NY 10019 ("CDKnet") on this 25th day of October, 1999.

WHEREAS, Atomic Pop is in the business of providing music and music-related content through various forms of media, including via the Internet; and

WHEREAS, CDKnet has developed a process based on its CDK(TM) (patent pending) technology (the "CDK Technology") which enables the integration of stereo audio, full screen high quality video and seamless Internet Web browsing from a standard audio CD, and which process allows for the mass customization of CD's containing audio and / or video content; and

WHEREAS, Atomic Pop would like to license from CDKnet, and CDKnet would like to license to Atomic Pop, the CDK technology, in order to provide multimedia CD masters to Atomic Pop, and to provide CD's to consumers which CD's would contain music and music-related content, on the terms and conditions below;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and such other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto agree as follows:

1. CDKnet will produce Web-connected multimedia CD masters containing content as supplied by Atomic Pop. The CD masters will include interface design, player customization, digitization and compression. Upon execution of this Agreement, CDKnet will produce one promotional multisession CD master for Atomic Pop at no expense to Atomic Pop. Atomic Pop will pay CDKnet $5,000 per each multimedia master intended for the production of CD's for commercial distribution to the public. Such payment will be made by Atomic Pop within ten (10) days after delivery by CDKnet of such master. Atomic Pop agrees that, during the term of this Agreement, it will utilize CDKnet to produce the masters for all multisession commercially distributed compact discs embodying principally content owned or controlled by Atomic Pop.

2. CDKnet will develop for Atomic Pop an Atomic Pop-branded custom multimedia CD mini-site including site development, media asset digitization and storage, back-end integration, and CD fulfillment. This site will allow consumers to create customized multimedia CDs using the CDK technology with Atomic Pop content. The CD will also contain integrated Web links to the Atomic Pop Web site. The concept and functionality of the site will be subject to Atomic Pop's approval.

3. CDKnet will provide the technology and service necessary to digitize and store the content provided by Atomic Pop, process the order request received through the Atomic Pop custom CD site, replicate the CDK selected by the consumer and send the completed CDK to the consumer, and provide customer technical support and service for CDKs.

4. Users of the Atomic Pop custom CD site will pay Atomic Pop directly for each CDK purchased. Atomic Pop will determine the retail price of such CDK's. Atomic Pop will pay CDKnet, by the 25th business day of the following month, $4.95 per CD (for shipping and handling) for each custom CD for which Atomic Pop has been paid during any month during the term of this agreement.

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5. The packaging and discs for any such multimedia and custom Atomic Pop CDK's will include CDKnet's, and its licensor's, trademarks and logos. Each CDK will incorporate track credits, copyright notices and logos as furnished by Atomic Pop.

6. a) Atomic Pop represents that it has the rights to any and all content, packaging, advertising and other materials (collectively, the "Content") provided by it to CDKnet and/or utilized in connection with the Atomic Pop CDK Program, and that such Content does not and will not (i) infringe any third party's copyright, trademark rights, rights of privacy and publicity, moral rights or any other proprietary or personal rights or (ii) defame or otherwise injure the reputation of any person, organization or entity. This section survives the expiration hereof.

   b) CDKnet represents that it owns, has licensed rights to use and/or controls the technology necessary for it to perform its obligations under this agreement.

7. Neither party shall issue any press releases for general public dissemination without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

8. This Agreement, and the license granted hereunder, will remain in effect for three (3) years.

9. The rights and obligations of the each of the parties hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of such party.

10. This Agreement contains the entire agreement between the parties hereof pertaining to the subject matter hereof, and supercedes and replaces any and all prior agreements between the parties concerning the subject matter hereof.

11. The terms and conditions hereof may be changed only by an agreement in writing signed by the parties hereto.

12. This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof.

13. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CDKnet, LLC                              Atomic Pop, LLC

By: /s/ Shai Bar Lavi                    By: /s/ illegible
    ----------------------------            ----------------------
Shai Bar Lavi, President

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